Exhibit 4(c)
                          Humana Inc.
           Stock Bonus Plan for Employed Physicians

             ARTICLE 1. ESTABLISHMENT AND PURPOSE

     1.1 Establishment of the Plan. Humana Inc., a Delaware corporation (the "Company"), hereby establishes a short-term incentive compensation plan to be known as "The Humana Inc. Stock Bonus Plan for Employed Physicians" (the "Plan"), as set forth in this document. The Plan permits the awarding of annual stock bonuses to Eligible Employees of the Company, based on the achievement of preestablished performance goals.
     Upon approval by the Board of Directors of the Company, this Plan will become effective as of March 1, 1993 (the "Effective Date") and shall remain in effect until terminated by the Board or the Committee.
     1.2 Purpose. The purpose of the Plan is to provide Participants with a meaningful annual incentive opportunity geared toward the achievement of specific quality and productivity goals, as well as any other goals deemed appropriate by the Committee.

                    ARTICLE 2. DEFINITIONS
     Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the term is capitalized:

     (a) "Award Date" means the date on which Final Awards are ascertained and the number of Shares to be awarded to a Participant is determined.

     (b) "Award Opportunity" means the maximum incentive award which a Participant may earn under the Plan, as established by the Committee pursuant to Sections 5.1 and 5.2 herein.

     (c) "Board" or "Board of Directors" means the Board of Directors of the Company.

     (d) "Cause" shall mean the occurrence of any one or more of the following:

          (i)  The willful and continued failure by a
               Participant to substantially perform his or her duties (other than any such failure resulting from the Participant's Disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has not substantially performed his or her duties, and the Participant has failed to remedy the situation within ten (10) business days after receiving such notice; or

          (ii) The Participant's conviction for committing a felony; or

          (iii)The willful engaging by the Participant in gross misconduct materially and demonstrably injurious to the Company or a patient. However, no act, or failure to act, on the participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

     (e) "Change in Control" shall be deemed to have occurred upon the acquisition by any single entity or group of affiliated entities of at least 50% of the outstanding Shares of the Company; or the execution of a definitive agreement providing for the reorganization, merger, or consolidation of the Company in which the Company is not the surviving corporation, or providing for a sale of all or substantially all the assets of the Company to another entity.

     (f) "Committee" means the Compensation Committee of the Board of Directors or any other committee approved by the Board to administer the Plan.

     (g) "Company" means Humana Inc., a Delaware corporation (including any and all subsidiaries), and any successor thereto.

     (h) "Disability" means total disability as determined by the Committee in accordance with standards and procedures similar to those under the Company's long-term disability plan covering most of its employed physicians.

     (i) "Effective Date" means the date the Plan becomes effective, as set forth in Section 1.1 herein.

     (j) "Eligible Employee" means a full-time or part-time salaried staff physician of the Company. "Part-time" is defined as a physician who works a minimum of .5 FTE's providing clinical services.

     (k) "Fair Market Value" shall mean the average of the highest and lowest price of the Shares in the reported consolidated trading of the New York Stock Exchange-listed securities on the Award Date. If there are no Shares transactions reported for such date, the determination shall be made as of the last immediately preceding date on which Shares transactions were reported. If there shall be any material alteration in the present system of reporting sale prices of the Shares, or if the Shares shall no longer be listed on the New York Stock Exchange, or if the Internal Revenue Service shall otherwise define "fair market value," the fair market value of the Shares as of a particular date shall be determined in such a method as shall be determined by the Committee.

     (l) "Final Award" means the actual award earned during a Plan Year by a Participant, as determined by the Committee.

     (m) "Participant" means an Eligible Employee who has been chosen to and is actively participating in the Plan.

     (n)  "Plan" means The Humana Inc. Stock Bonus Plan for Employed
          Physicians.

     (o)  "Plan Year" means the Company's fiscal year.

     (p) "Retirement" shall mean retirement from active employment with the Company and its subsidiaries on or after the normal retirement date specified in the Humana Retirement and Savings Plan or such earlier retirement date as approved by the Committee for the purposes of this Plan.

     (q)  "Shares" shall mean shares of Humana Inc. common stock.

     (r) "Vesting" means conferring a nonforfeitable right to a payout from the Plan.

                   ARTICLE 3. ADMINISTRATION
     3.1 The Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors or any other committee approved by the Board to administer the Plan in accordance with rules that it may establish from time to time, that are not inconsistent with the provisions of the Plan. The Committee may delegate its authority to administer the Plan to the Chief Executive Officer (CEO) of the Company. The CEO may, in turn, delegate certain duties to others in the Company.

     3.2 Decisions Binding. All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all parties.

     3.3 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgement in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

     The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

           ARTICLE 4. ELIGIBILITY AND PARTICIPATION
     4.1 Eligibility. All Eligible Employees who are actively employed by the Company during a Plan Year shall be eligible to participate in the Plan for such Plan Year. However, in no event will any officer or director of Humana Inc. be eligible to participate in the Plan.

     4.2 Participation. Participation in the Plan shall be determined annually from the pool of Eligible Employees. Eligible Employees who are chosen to be Participants in the Plan shall be so notified in writing, and shall be apprised of the performance goals and related Award Opportunity for the relevant Plan Year, as soon as is practicable.

     4.3  Partial Plan Year Participation.  In the event that an
Eligible Employee is chosen as a Participant in the Plan subsequent to the commencement of a Plan Year, such Eligible Employee's Award Opportunity and Final Award may be prorated based upon the number of full weeks of employment with the Company during such Plan Year. The Committee shall have full discretion to determine the proper calculation for such proration, if any. Moreover, a Participant may be removed from participation in the Plan any time during a Plan Year for any reason or no reason, and upon such removal the Participant will automatically forfeit his/her Award Opportunity and Final Award for that year.

     4.4 No Right to Participate. No Participant or other Eligible Employee shall at any time have a right to be selected for participation in the Plan for any Plan Year, despite having previously participated in the Plan and despite being an Eligible Employee.

                ARTICLE 5. AWARD DETERMINATION
     5.1 Performance Goals. Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish performance goals for that Plan Year. The goals may be based on any combination of performance measures deemed relevant by the Committee. The Committee may establish one or more market or facility performance goals which must be achieved for any Participant to receive an award for that Plan Year.

     The Committee shall have the authority to exercise subjective discretion in the determination of performance goals achieved, as well as the authority to delegate the ability to exercise subjective discretion to determine performance goals achieved.

     The goals for the 1993 Plan Year are attached as Exhibit A.

     5.2  Award Opportunities.  Prior to the beginning of each Plan
Year, or as soon as practicable thereafter, the Committee shall establish an Award Opportunity for each Participant. The established Award
Opportunity may vary by Participant.

     5.3 Adjustment of Performance Goals. The Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company's ability to meet them. Further, in the event of a Plan Year of less than twelve (12) months, the Committee shall have the right to adjust the performance goals and the Award Opportunities accordingly, at its discretion.

     5.4 Final Award Determinations. At the end of each Plan Year, Final Awards shall be computed for each Participant as determined by multiplying the Participant's Award Opportunity by the cumulative percentage of Participant's performance goals achieved, subject always to any Award Cap, all as determined by the Committee.

     5.5 Award Cap. The Committee may establish guidelines governing the maximum Final Awards that may be earned by Participants (either in the aggregate, by employee class, or among individual Participants) in each Plan Year. The guidelines may be expressed as a percentage of Company-wide goals or financial measures, or such other measures as the Committee shall from time to time determine.

              ARTICLE 6. PAYMENT OF FINAL AWARDS
     6.1 Form and Timing of Payment. Final Awards may be awarded in cash or in Shares as determined by the Committee. In the event that the Final Award is to be awarded in Shares, the number of Shares will be determined by dividing the cash amount of the Final Award by the Fair Market Value of the Shares on the Award Date, as determined by the Committee in advance. However, no fractional Shares will be awarded and the number of Shares awarded will be rounded to the nearest whole number of Shares. The Final Award will both vest and be paid in installments. The initial installment of the Final Award will be made within a reasonable amount of time after each Plan Year. The participant is vested in the initial installment when it is paid. The vesting of the remaining installment will be on September 1 of each succeeding year.
                              -8-
     6.2 Vesting of Final Awards. Whether or not the Final Award is granted in cash or Shares, the whole award will not be paid immediately but rather will vest and be paid in accordance with such vesting schedule or other restrictions that the Committee deems appropriate. Unless and until modified by the Committee, the vesting and distribution for cash or Share awards will be 20% immediate upon payout, and 20% on each September 1 of the four following years.

     6.3 Dividends. The Committee may determine, in its sole discretion, whether dividends, if any, will be paid currently on unvested Shares under the Plan and accrued, subject to vesting restrictions, or not paid at all. Such determination must be made and communicated when the Shares are awarded. A right to dividends so conferred cannot thereafter be reduced or abridged. If on an Award Date the Company is not paying dividends on its issued and outstanding common stock, then such determination will be made by the Committee after dividends have been declared.

     6.4 Adjustment and Changes in Common Stock. In the event of any change in Humana Inc. common stock through stock dividends, split-ups, recapitalizations, reclassifications, or otherwise, or in the event that other shares shall be substituted for the present Humana Shares as the result of any merger, consolidation, or reorganization, then the Committee may make appropriate adjustment or substitution in the number and kinds of unvested outstanding Shares which have been granted to Participants but remain unvested and undistributed.

             ARTICLE 7. TERMINATION OF EMPLOYMENT
     7.1 Termination of Employment Due to Death, Disability, or Retirement. In the event a Participant's employment is terminated by reason of death, Disability, or Retirement, the Final Award determined in accordance with Section 5.4 herein shall be pro rated to reflect participation prior to termination only. Any such Final Award will be paid in cash within a reasonable amount of time following the end of the Plan Year in which employment termination occurred. In addition, any unvested cash or Shares held by a Participant will vest upon the Participant's death, Disability, or Retirement.

     In the case of a Participant's Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines the definition of Disability to have been satisfied.

     7.2 Termination of Employment for Other Reasons. In the event a Participant's employment is terminated for any reason other than death, Disability, or Retirement (of which the Committee shall be the sole judge), all of the Participant's rights to a Final Award for the Plan Year then in progress shall be forfeited and all of Participant's rights to any unvested cash or Shares previously awarded will be forever forfeited. However, except in the event of an employment termination for Cause, the Committee, in its sole discretion, may pay a prorated award for the portion of that Plan Year that the Participant was employed by the Company, computed as determined by the Committee, and, the Committee may accelerate vesting of unvested cash or Shares, in its sole discretion.

               ARTICLE 8. RIGHTS OF PARTICIPANTS
     8.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

     8.2 Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to execution, levy, garnishment, attachment, pledge, and bankruptcy.

     8.3 Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific assets of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

              ARTICLE 9. BENEFICIARY DESIGNATION
     Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

                 ARTICLE 10. CHANGE IN CONTROL
     In the event of a Change in Control, each Participant shall be entitled to payment of an amount equal to the amount of his or her Award Opportunity for the Plan Year during which such Change in Control occurs. Such amount shall be paid in cash or in Shares to each Participant promptly following the occurrence of the Change in Control. Further, upon the occurrence of the Change in Control all unvested Final Awards will immediately fully vest and become payable.

                    ARTICLE ll. AMENDMENTS
     The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely;

provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or his or her beneficiary in the case of the death of the Participant), reduce the right of a Participant (or his or her beneficiary as the case may be) to a payment or distribution hereunder to which he or she is entitled.

                   ARTICLE 12. MISCELLANEOUS
     12.1 Shares to be Awarded. A maximum of 1,000,000 Shares may be awarded under this Plan. Any unvested Shares awarded under the Plan which are forfeited will be available for future awards.

     12.2 Termination of Plan. Should the Plan be terminated by the Board or the Committee, cash or Shares awarded under the Plan prior to termination will continue to vest and be distributed in accordance with the terms and conditions of the Plan for the applicable vesting schedule period after termination.

     12.3 Governing Law. The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the state of Delaware.

     12.4 Withholding Taxes. As a condition to its obligation to vest and distribute Shares, the Company shall collect from the Participant federal, state, or local taxes required by law to be withheld prior to the issuance of the Shares. For vested and distributed cash, the Company shall withhold all required amounts prior to distribution.

     12.5 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
                             -12-
     12.6 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     12.7 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

     12.8 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

                                               Exhibit A





          THE HUMANA INC. STOCK BONUS PLAN FOR EMPLOYED PHYSICIANS

          October 1993

STOCK BONUS PLAN FOR EMPLOYED PHYSICIANS

Plan Purpose
The purposes of the Humana Inc. Stock Bonus Plan for Employed Physicians are to:

    Reward superior performance each year,

    Provide physicians with an incentive to achieve and maintain superior performance levels from year to year,

    Result in Humana Inc. stock ownership, such that physicians participate in the success of the Company in the future, and

    Attract and retain excellent staff model physicians.

Eligibility
You are eligible to participate in the plan if you are a full-time or permanent part-time staff model physician at Humana Inc. Part-time is defined as .5 FTEs or more providing clinical services.

Actual participation will be determined by the Chief Executive Officer of the Company, however, the Company reserves the right to exclude physicians from the plan from year to year, or remove them from the plan during the year.

Eligible physicians for the 1993 plan will be located in one of eight areas:

     Chicago        Lexington
     Kansas City    Tampa
     South Florida  Daytona
     Louisville     Orlando

Plan Structure
You earn a stock bonus based on annual performance, that is paid out in shares of Humana Inc. stock. The stock vests (becomes nonforfeitable) over time. The bonus is earned when it is paid. You must be employed at the time the bonus is paid in order to receive it.

Once the amount of bonus is determined, it is awarded no later than June
1 of each year. The award date becomes the date on which the price of the stock is fixed. Of the total shares earned, 20% vest immediately. The remaining shares vest 20% on each September 1 following the year of payout. If you leave the company prior to retirement, death or disability, you forfeit all unvested shares.

Example
You earn a bonus of $4,000 in 1993. Humana Inc. stock is trading at $20 per share on May 15 when the bonus is calculated. That means you earn 200 shares of stock. The stock is nonforfeitable (and saleable) by you as follows:

     May 15, 1994        40 shares
     Sept. 1, 1995       40 shares
     Sept. 1, 1996       40 shares
     Sept. 1, 1997       40 shares
     Sept. 1, 1998       40 shares

If you leave prior to September 1, 1996, for example, you forfeit 120 shares of stock.

Tax withholding may reduce the number of shares delivered. Dividends will not be paid or accrued on unvested shares.

Amount of Bonus
If you are a Primary Care Physician, the maximum bonus you can earn each year is equal to 5% of your paid salary during the year. If you are a Specialist, the maximum bonus you can earn is 3% of paid salary up to $100,000, plus 1% of salary above $100,000.

Example
You are a Primary Care Physician, with W-2 salary earnings of $104,598. The maximum bonus you can earn for the year is $5,230.

You are a Specialist, with W-2 salary earnings of $124,339. The maximum bonus you can earn for the year is $3,000 + $243 = $3,243.

PERFORMANCE CATEGORIES
There are two main categories of performance in the plan for 1993:

    Quality, and

    Productivity

The two categories are weighted equally.

Within the Quality category, there are two performance measures: Quality of Care and Member Satisfaction. The Productivity goal is measured solely by Medical Loss Ratio.

Knockout Factor
You must earn some bonus under the Quality of Care measure to receive any bonus under the other two measures.

Example
You have a maximum bonus of $4,000. In 1994, you tentatively earn $0 under Quality of Care, $850 under Member Satisfaction, and $1,500 under Productivity. Because you earned $0 under Quality of Care, however, the total bonus for 1994 is also $0.

Performance Measures
Each performance measure is explained in detail below. For 1993 only, the Quality of Care and Member Satisfaction goals will be measured from October 1 through December 31. In addition, the Productivity goal will be measured from March 1 through December 31, 1993.

Bonuses for 1993 will be measured on salary earned from March 1 through December 31, 1993.

Example
You have a salary of $120,000. The amount of salary earned between March 1 and December 31, 1993 is $100,000. The $100,000 figure forms the basis for your 1993 bonus. In 1994 and later years, your full salary earned during the calendar year will form the basis of your bonus.

Quality of Care Measure (25% Weighting)
The plan measures Quality of Care by the number of confirmed quality problems that are counted from any source. The Company collects this data on a physician-specific basis. We categorize problems based on the following levels of severity:

Level 1: Mismanagement without potential adverse effect(s) on the patient

Level 2:  Mismanagement with potential for bad outcomes
      a:   Insignificant
      b:   Significant

Level 3:  Mismanagement with adverse effect(s) on the patient

      a:   Reversible Morbidity
      b:   Nonreversible Morbidity
      c:   Death

The table below shows the portion of the Quality of Care bonus earned given the quality problems counted. See pages 7 and 8 for categories of deficiencies.

                                          Percent of Maximum
Level of Severity      Number of          Bonus Earned
(from above table)     Quality Problems   (Quality of Care Portion)

1                      4 or fewer         100%
1                      Greater than 4     0%
2a                     2 or fewer         80%
2a                     3 or more          0%
2b                     1 or fewer         60%
2b                     2 or more          0%
3a,b,c                 1 or more          0%

     Note: Combinations of quality problems result in multiplication of the results for each item.

Example
Your maximum bonus is $4,000, with a maximum $1,000 earned from Quality of Care (25% weighting). You end the year with three Level 1 quality problems and two Level 2a problems. Your bonus earned for the Quality of Care portion is $1,000 x 80%, or $800.

Member Satisfaction (25% weighting)

The plan will measure Member Satisfaction via mail surveys on a statistically significant sample of enrollees. Only responses from Commercial members will be tabulated.

    For Primary Care Physicians, the Company calculates the Member
     Satisfaction score at the physician or center level, however they are panelized.

    For Specialists who service more than one center, we calculate
     Member Satisfaction based on the combined score for all centers within the market.

The following table shows the relationship of bonus earned (for this portion) to the Member Satisfaction score obtained:

Primary Care Physician         Specialist

Percent            Percent of Maximum    Percent        Percent of Maximum
Satisfaction       Bonus Earned       Satisfaction      Bonus Earned

Less than 90%       0%                Less than 92%      0%
90%                 70%               92%               70%
93%                 85%               95%               85%
96% or more        100%               98% or more       100%

Performance between points is interpolated on a straight-line basis.

Example
You are a Primary Care Physician with a maximum bonus of $5,000, panelized at the center level. The maximum bonus you can earn based on member satisfaction is $1,250.

The responses from your center's member satisfaction survey (Commercial members only) are 92% "satisfactory." You earn a bonus of 80% x $1,250, or $1,000.

Productivity (50% Weighting)
Productivity is measured by Medical Loss Ratio vs. a goal.

    For Primary Care Physicians, the goal is set at the center level.

    For Specialists who migrate among centers, the goal is a combined goal for all centers within the market.

Goals will be set that are specific to the entity measured and its historical performance. They will, in most cases, represent improved performance over prior years. In rare cases where plans are already at end-stage profitability, the goal may represent maintenance of this high performance state.

The following table shows the performance/payout schedule for this portion of the plan:


Percent of Goal Achieved       Percent of Bonus Earned

Less than 90%                  0%
90%                            25%
95%                            50%
100%                           80%
105% or above                  100%
__________________________________________________________________________

Performance between points will be interpolated on a straight-line basis.

Example
You are a Specialist who migrates among centers, with a maximum bonus of $4,000. The maximum bonus you can earn based on productivity is $2,000.

The combined centers in your market have a Medical Loss Ratio goal of 80%. Last year's Ratio was 85%, so the goal represents improvement of 5% over the prior year. The following table shows the level of Medical Loss Ratio that corresponds to each level of goal achievement.

               Medical         Bonus
Goal           Loss Ratio      Earned
Below 90%                      $    0
9O%            80.50           $  500
95%            80.25           $1,000
100%           80.00           $1,600
105%           79.75           $2,000

Your specific Medical Loss Ratio goal can be found in Attachment A to this document.

Categories of Deficiencies for
Confirmed Quality Issues

1.   Delays In Care
     a.   "Inappropriate" response to abnormal diagnostic study
     b.   "Inappropriate" response to recommended or indicated care
     c.   Failure to order diagnostics
     d.   Failure to treat or follow-up
     e.   Failure to refer "appropriately"
     f.   Lack of access to physician/provider
     g.   Referral/precept administrative problem

2.   Premature Discharge
     a.   Not voiding after catheter removed
     b.   Elevated temperature
     c.   Abnormal labs not followed up
     d.   Abnormal x-rays not followed up
     e.   IVs discontinued on day of discharge
     f.   IM medications within 24 hours of discharge

3. Documentation Problems
     a.   Lack of documentation
     b.   Partial documentation
     c.   Legibility
     d.   Pre-dated additions
     e.   Falsification
     f.   Ambulatory record format deficiency
     g.   Missing chart
     h.   Unprofessional editorial notes
     i. Advanced directives information not included in the medical record

4. Discharge Planning
     a.   Lack of documentation by department/physician/facility
     b.   Incomplete documentation
     c.   Implementation problems
     d.   Inappropriate level of care on discharge

5. Inappropriate Care
     a.   Drugs
     b.   "Mis" and "missed" diagnosis
     c.   Mistreatment--therapeutically
     d.   Chief complaint not addressed
     e.   Preventative screening/care missed
     f.   Inappropriate setting of care

6.   Ethics and Misconduct
     a.   Inappropriate sexual contact/comments
     b.   Substance abuse, mental/physical impairment
     c.   Falsification or formal deficiency of ambulatory record
     d.   Deficient patient releases
     e.   Credentialing falsification
     f.   Verbal harassment/abuse of patients/providers
     g.   Inappropriate/forced transfer/disenrollment
     h.   New felony status
     i.   Refusal to treat patients

7.   Administrative Problems
     a.   Referrals not processed
     b.   Drug refills delayed
     c.   Chart organization
     d.   Scheduling problems
     e.   Physician turnover
     f.   Staffing issues
     g.   Equipment and physical plant status
     h.   No follow-up of "no shows" at the ambulatory level
     i.   Missing report/reports not in the medical record
     j. Test(s) or referral(s) ordered by PCP but not processed by center staff

Attachment A (Example)

Your center's Medical Loss Ratio goal for 1993 is 90%. This represents a 4% increase over last year's goal of 94%. The table below shows the performance/payout relationship at each level of Medical Loss Ratio achievement.


Percent of     Medical Loss Ratio   Percent of
Goal Achieved  For Your Plan        Bonus Earned

Less than 90%                       O%
90%            90.40                25%
95%            90.20                50%
100%           90.00                80%
105% or above  89.80                100%

Performance between points will be interpolated on a straight-line basis.